Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to Form S-4 of our report dated March 6, 2026, which includes an explanatory paragraph relating to Compass Digital Acquisition Corp.’s ability to continue as a going concern, relating to the financial statements of Compass Digital Acquisition Corp. as of December 31, 2025 and 2024 and for the years then ended, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 9, 2026